                                                     FILED PURSUANT TO 424(b)(2)
                                                       REGISTRATION NO. 33-57011
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 24, 1995
                               U.S. $220,000,000
                                  Ashland Inc.
                          Medium-Term Notes, Series H
                   Due Nine Months or More from Date of Issue
                                 -------------
ASHLAND INC. (THE "COMPANY") MAY OFFER AND SELL FROM TIME TO TIME ITS MEDIUM-TERM NOTES (ISSUABLE IN ONE OR MORE SERIES) WITHIN THE UNITED STATES OR
 OUTSIDE THE UNITED STATES OR BOTH SIMULTANEOUSLY. THE MEDIUM-TERM NOTES,
 SERIES H (THE "NOTES"), OFFERED BY THIS PROSPECTUS SUPPLEMENT ARE BEING
  OFFERED IN THE UNITED STATES IN AN AGGREGATE PRINCIPAL AMOUNT OF U.S. $220,000,000 (OR THE EQUIVALENT THEREOF IF ANY OF THE NOTES ARE DENOMINATED
   IN FOREIGN CURRENCIES OR CURRENCY UNITS), SUBJECT TO REDUCTION AS A RESULT
   OF THE SALE OF OTHER SECURITIES (OTHER THAN THE NOTES) PURSUANT TO THE
    REGISTRATION STATEMENT OF WHICH THE ACCOMPANYING PROSPECTUS IS A PART.
    SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES--GENERAL" AND "PLAN OF
     DISTRIBUTION". UNLESS OTHERWISE INDICATED IN A PRICING SUPPLEMENT TO
     THIS PROSPECTUS SUPPLEMENT (A "PRICING SUPPLEMENT"), THE INTEREST
     PAYMENT DATES FOR EACH NOTE WILL BE FEBRUARY 15 AND AUGUST 15 OF EACH
     YEAR. EACH NOTE WILL MATURE ON A DAY NINE MONTHS OR MORE FROM ITS
      DATE OF ISSUE, AS SET FORTH ON THE FACE OF SUCH NOTE (THE "STATED
       MATURITY"). THE INTEREST PAYMENT DATES FOR EACH FLOATING RATE NOTE
       WILL BE ESTABLISHED ON THE DATE OF SALE AND WILL BE SET FORTH IN
       EACH SUCH NOTE AND IN THE APPLICABLE PRICING SUPPLEMENT. IF SO
       INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, SUCH NOTE WILL BE
        SUBJECT TO REDEMPTION BY THE COMPANY, IN WHOLE OR IN PART, ON
        AND AFTER THE REDEMPTION DATE, IF ANY, FIXED BY THE COMPANY AT
       THE TIME OF SALE AND SET FORTH IN THE APPLICABLE PRICING
       SUPPLEMENT (THE "REDEMPTION DATE"), AT 100% OF ITS PRINCIPAL
        AMOUNT, UNLESS OTHERWISE SPECIFIED, TOGETHER WITH INTEREST TO
        THE REDEMPTION DATE. THE NOTES MAY BE DENOMINATED IN U.S.
         DOLLARS, OR IN SUCH FOREIGN CURRENCIES OR CURRENCY UNITS AS
         MAY BE DESIGNATED BY THE COMPANY ("SPECIFIED CURRENCY"). THE
         NOTES WILL BE ISSUED ONLY IN FULLY REGISTERED FORM, AND FOR
         NOTES DENOMINATED IN U.S. DOLLARS, IN MINIMUM DENOMINATIONS
          OF $1,000 AND ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS
          THEREOF. TERMS RELATING TO NOTES NOT DENOMINATED IN U.S.
           DOLLARS ("FOREIGN CURRENCY NOTES") OR TO THE REDEMPTION OF
           THE NOTES WILL BE SET FORTH IN THE APPLICABLE PRICING
            SUPPLEMENT. SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES".

EACH NOTE WILL BE REPRESENTED BY EITHER A GLOBAL SECURITY (A "GLOBAL NOTE") REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS
 DEPOSITARY (THE "DEPOSITARY") (EACH SUCH NOTE REPRESENTED BY A GLOBAL NOTE BEING REFERRED TO HEREIN AS A "BOOK-ENTRY NOTE"), OR A CERTIFICATE ISSUED IN
   DEFINITIVE FORM (A "CERTIFICATED NOTE"), AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. INTERESTS IN BOOK-ENTRY NOTES WILL BE SHOWN ON, AND
     TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, THE RECORDS
     MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. EXCEPT AS
      DESCRIBED IN "DESCRIPTION OF THE MEDIUM-TERM NOTES--BOOK-ENTRY
      NOTES", OWNERS OF BENEFICIAL INTERESTS IN GLOBAL SECURITIES (AS
       DEFINED IN THE PROSPECTUS) WILL NOT BE ENTITLED TO RECEIVE NOTES
       IN DEFINITIVE FORM AND WILL NOT BE
                                 CONSIDERED THE HOLDERS THEREOF FOR
                           PURPOSES OF THE INDENTURE.

THE INTEREST RATE OR INTEREST RATE FORMULA, IF ANY, ISSUE PRICE AND STATED MATURITY FOR EACH NOTE WILL BE ESTABLISHED BY THE COMPANY AT THE DATE OF SALE
 OF SUCH NOTE AND WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES
  WILL BEAR INTEREST AT A FIXED RATE (A "FIXED RATE NOTE") OR A RATE OR RATES DETERMINED BY REFERENCE TO THE COMMERCIAL PAPER RATE, THE PRIME RATE,
   LIBOR, THE TREASURY RATE, THE FEDERAL FUNDS RATE OR THE CD RATE (A "FLOATING RATE NOTE"), AS ADJUSTED BY A SPREAD OR SPREAD MULTIPLIER (AS
     SUCH TERMS ARE DEFINED HEREIN), IF ANY, APPLICABLE TO SUCH NOTES. INTEREST RATES AND INTEREST RATE FORMULAE ARE SUBJECT TO CHANGE BY THE COMPANY, BUT NO SUCH CHANGE WILL AFFECT THE INTEREST RATE ON ANY NOTE
     THERETOFORE ISSUED OR WHICH THE                      COMPANY HAS
          AGREED TO SELL. SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES".

THE APPLICABLE PRICING SUPPLEMENT IN CONNECTION WITH EACH NOTE WILL INDICATE WHETHER SUCH NOTE HAS ORIGINAL ISSUE DISCOUNT, AND IF SO, THE
 YIELD TO MATURITY FOR SUCH NOTE. SEE "CERTAIN UNITED STATES FEDERAL INCOME TAX
                                 CONSEQUENCES".

THE NOTES MAY BE ISSUED AS INDEXED NOTES THE PRINCIPAL AMOUNT OF WHICH, PAYABLE AT STATED MATURITY, AND/OR THE INTEREST, PAYABLE ON EACH INTEREST PAYMENT DATE
  AND AT STATED MATURITY, WILL BE DETERMINED BY REFERENCE TO CURRENCIES, CURRENCY UNITS, COMMODITY PRICES, FINANCIAL OR NON-FINANCIAL INDICES OR
    OTHER FACTORS (THE "INDEXED NOTES"), AS INDICATED IN THE APPLICABLE
    PRICING SUPPLEMENT. SEE "DESCRIPTION OF THE
                                           MEDIUM-TERM NOTES--INDEXED
                                    NOTES".

UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, A FOREIGN CURRENCY NOTE WILL NOT BE SOLD IN, OR TO A RESIDENT OF, THE COUNTRY OF
        THE SPECIFIED CURRENCY IN WHICH SUCH NOTE IS DENOMINATED. SEE "SPECIAL
                PROVISIONS RELATING TO FOREIGN CURRENCY NOTES."

 FOR A DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES, SEE
            "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES".
                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
       ANY PRICING SUPPLEMENT OR THE PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                   PRICE TO                     AGENTS'                               NET PROCEEDS TO
                                   PUBLIC(1)                 COMMISSIONS(2)                          THE COMPANY(2)(3)
                               -----------------   ----------------------------------   -------------------------------------------
PER NOTE....................         100%                    .125% -- .750%                         99.875% -- 99.250%
TOTAL(4)(5).................   U.S.$220,000,000      U.S.$275,000 -- U.S.$1,650,000        U.S.$219,725,000 -- U.S.$218,350,000
(1) UNLESS OTHERWISE SPECIFIED IN A PRICING SUPPLEMENT, NOTES WILL BE ISSUED AT 100% OF THEIR PRINCIPAL AMOUNT.
(2) THE COMPANY WILL PAY TO EACH AGENT A COMMISSION RANGING FROM .125% TO .750% OF THE PRINCIPAL AMOUNT OF ANY NOTE, DEPENDING UPON
    ITS STATED MATURITY, SOLD THROUGH SUCH AGENT. THE COMPANY MAY ALSO SELL NOTES TO ANY AGENT AT OR ABOVE PAR FOR RESALE TO ONE OR
    MORE INVESTORS OR BROKER-DEALERS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE, AS DETERMINED BY
    SUCH AGENT, WITH AN APPROPRIATE CONCESSION BEING GIVEN TO SUCH AGENT FOR THE RESALE PRICE OF THE NOTES. THE COMMISSION PAYABLE
    BY THE COMPANY TO THE AGENTS WITH RESPECT TO NOTES WITH MATURITIES GREATER THAN 30 YEARS WILL BE NEGOTIATED AT THE TIME THE
    COMPANY ISSUES SUCH NOTES. IN EACH CASE, THE COMPANY HAS AGREED TO INDEMNIFY THE AGENTS AGAINST CERTAIN LIABILITIES, INCLUDING
    LIABILITIES UNDER THE SECURITIES ACT OF 1933.
(3) ASSUMING NOTES ARE ISSUED AT 100% OF PRINCIPAL AMOUNT AND BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
    $150,000.
(4) IN U.S. DOLLARS OR THE EQUIVALENT THEREOF IN FOREIGN CURRENCIES OR CURRENCY UNITS.
(5) TO BE REDUCED AS A RESULT OF SALES OF OTHER SECURITIES (OTHER THAN THE NOTES) PURSUANT TO THE REGISTRATION STATEMENT OF WHICH
    THE ACCOMPANYING PROSPECTUS IS A PART.

                               ------------------

    THE NOTES MAY BE OFFERED ON A CONTINUING BASIS BY THE COMPANY THROUGH CS FIRST BOSTON CORPORATION, SALOMON BROTHERS INC AND CITICORP SECURITIES, INC. (THE "AGENTS"), WHICH HAVE AGREED TO USE THEIR REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE NOTES. THE NOTES MAY BE SOLD AT OR ABOVE PAR TO ANY AGENT AS PRINCIPAL FOR RESALE TO INVESTORS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE AS DETERMINED BY SUCH AGENT. THE COMPANY MAY FROM TIME TO TIME SELL NOTES DIRECTLY ON ITS OWN BEHALF AT OR ABOVE PAR TO INVESTORS, AND ON SUCH SALES NO COMMISSION WILL BE PAID. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, AND THERE CAN BE NO ASSURANCE THAT THE NOTES WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER OR SOLICITATION OF OFFERS MADE HEREBY WITHOUT NOTICE. THE COMPANY, OR THE SOLICITING AGENT, MAY REJECT ANY OFFER IN WHOLE OR IN PART. SEE "PLAN OF DISTRIBUTION".

CS FIRST BOSTON
                          SALOMON BROTHERS INC
                                                       Citicorp Securities, Inc.
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 11, 1996

    IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

                                     RATIOS

    The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company:

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                      -----------------------------------------------------
                                                                        1992       1993       1994       1995       1996
                                                                      ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges..................................      *           1.84       2.51       1.13       2.28
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends..........................................................      *           1.76       2.19       1.07       2.05

------------------------

* Fixed charges exceeded earnings (as defined) by $174 million as a result of special charges and the current year impact of accounting changes.

    The above ratios are computed on a total enterprise basis including the Company and its consolidated subsidiaries, plus their share of significant affiliates accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by the Company or its consolidated subsidiaries. Earnings consist of income before income taxes, minority interest and the cumulative effect of accounting changes, adjusted to exclude fixed charges (excluding capitalized interest) and undistributed earnings of equity method affiliates excluded from the total enterprise. Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense.

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

    The following description of the particular terms of the Notes offered hereby supplements and to the extent inconsistent therewith replaces the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made. The Notes are referred to in the Prospectus as the "Debt Securities". Capitalized terms not defined under this heading have the meanings ascribed to them in the Indenture.

GENERAL

    The Notes offered hereby will be issued under the Indenture (the "Indenture") referred to in the accompanying Prospectus with Citibank, N.A., as Trustee (the "Trustee"). The Notes offered hereby constitute a single series for purposes of the Indenture. The aggregate principal amount of the Notes offered hereby is limited to U.S. $220,000,000 (or the equivalent thereof in foreign currencies or currency units), less an amount equal to the proceeds from the sale of other Securities (other than the Notes) pursuant to the Registration Statement of which the accompanying Prospectus is a part. See "Plan of Distribution". Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

    Each Note will mature on a day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company and as specified in the applicable Pricing Supplement. "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (b) if the Note is denominated in a Specified Currency other than the European Currency Unit ("ECU"), the unit of account from time to time of the Council of the European Communities, or United States dollars, not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency, (c) if the Note is denominated in ECU, any day that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECU are made, and (d) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

    The Notes will be issuable only in fully registered form, and if denominated in U.S. dollars, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Pricing Supplement.

    The Notes are unsecured obligations of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness and senior to the Company's subordinated indebtedness. Except as described in the accompanying Prospectus under the headings "Description of Debt Securities-- Certain Covenants of Ashland With Respect to Senior Securities--LIMITATIONS ON LIENS" and

"--LIMITATIONS ON SALE AND LEASE-BACK," the Indenture does not contain any provision that restricts or otherwise regulates the Company's ability to incur additional indebtedness ranking senior, PARI PASSU or junior to the Notes.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. See "Book-Entry Notes".

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal, premium, if any, and any interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a foreign currency (one other than U.S. dollars) or currency unit, or if the principal, premium, if any, and any interest on any of the Notes is to be payable at the option of the holder or the Company in a currency, including a currency unit, other than that in which such Note is denominated, the applicable Pricing Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of such Notes and other matters of interest to the holders thereof. See also "Special Provisions Relating to Foreign Currency Notes".

    A Note is not subject to redemption by the Company prior to the Redemption Date fixed at the time of sale and set forth in the applicable Pricing Supplement. If no Redemption Date is indicated with respect to a Note, such Note is not redeemable prior to its Stated Maturity. Unless otherwise indicated in the applicable Pricing Supplement, on or after the indicated Redemption Date, the related Note will be redeemable in whole or in part in increments of $1,000 at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the Redemption Date. The Notes will not have a sinking fund unless otherwise specified in the applicable Pricing Supplement.

    The Company may provide that any Note will be repayable at the option of the holder thereof, at such times and on such terms and conditions as are set forth in such Note and described in the applicable Pricing Supplement.

    Payments of principal, premium, if any, and interest on Book-Entry Notes will be made to the Depositary, or its nominee, as Holder thereof, in accordance with arrangements then in effect between the Trustee and the Depositary. Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest on Certificated Notes will be made in immediately available funds at the office of the Paying Agent in the Borough of Manhattan, The City of New York, or such other office or agency as the Company may designate, provided that payments in such funds will be made only if such Certificated Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Company has initially designated Citibank, N.A., acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its Paying

Agent for the Certificated Notes. The Company, at its option, may pay interest on the Notes (other than interest payable at Maturity) by check mailed to the person entitled thereto (which, in the case of Book-Entry Notes, will be a nominee of the Depositary).

    Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York.

    Except as described in the accompanying Prospectus under the heading "Certain Rights to Require Purchase of Securities by Ashland Upon Unapproved Change in Control and Decline in Debt Rating", the Indenture does not contain any covenants or provisions designed to protect the holders of the Notes in the event that the Company enters into a transaction that adversely affects the Company's debt-to-equity ratio.

    For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

BOOK-ENTRY NOTES

    Upon issuance, all Notes in book-entry form having the same original issuance date, Stated Maturity and otherwise having identical terms and provisions will be represented by a Global Note.

    Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable at the option of the holder for Certificated Notes and, except under the circumstances described in the accompanying Prospectus, will not otherwise be issuable in definitive form.

    The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities-- Global Securities". The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

INTEREST

    Each interest bearing Note will bear interest from and including the date of issuance, or from and including the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Date (as defined herein) is daily or weekly, the day following the most recent regular record date (a "Regular Record Date")) to which interest on such Note has been paid or duly provided for, at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for, or from and including the date of issue, if no interest has been paid with respect to such Note, to but excluding the applicable Interest Payment Date. However, unless otherwise specified in the applicable Pricing Supplement, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments (other than interest payments on any date on which principal is payable) will include interest accrued from but excluding the second preceding Regular Record Date, or from and including the date of issue, if no interest has been paid with respect to such Note, through and including the Regular Record Date next preceding the applicable Interest Payment Date, except that interest paid at Maturity will include interest accrued to but excluding such date. "Maturity" means the date on which the principal of a Note becomes due, whether at Stated Maturity, upon redemption or otherwise.

    Interest, if any, will be payable at each Interest Payment Date and at Maturity. See "Description of Debt Securities--Payment and Paying Agents" in the Prospectus. Interest will be payable to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; PROVIDED, HOWEVER, that interest payable at Maturity or, if applicable, upon redemption, will be payable to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note (other than a Floating Rate Note on which interest is reset daily or weekly) originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such Regular Record Date.

    The Company will select an interest rate or interest rate formula for each issue of Notes based on market conditions at the time of issuance, taking into account, among other things, expectations concerning the level of interest rates that will prevail during the period the Notes will be outstanding, the relative attractiveness of such interest rate or interest rate formula to prospective investors and the Company's financial needs. Unless otherwise provided in the applicable Pricing Supplement, Citibank, N.A., will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

FIXED RATE NOTES

    The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates with respect to Fixed Rate Notes will be February 15 and August 15 of each year and at Maturity and the Regular Record Dates for such Notes will be the February 1 and August 1 next preceding the February 15 and August 15 Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

    The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note, which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (as defined below) as specified in the applicable Pricing Supplement. Such basis may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (f) the CD Rate, in which case such Note will be a CD Rate Note, or (g) such other interest rate formula as is set forth in such Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread or Spread Multiplier, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity (as defined below), Interest Determination Dates and Interest Reset Dates with respect to such Note. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided below, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement. The rate of interest on a Floating Rate Note in effect on any day will be (i) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; PROVIDED, HOWEVER, that (a) the interest rate in effect from the date of issue to but excluding the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and
(b) the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding such Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

    The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") and for a CD Rate Note (the "CD Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

    A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period, as specified in the applicable Pricing Supplement. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, assuming that a court would enforce the provisions of the Notes and the Indenture specifying New York law as the governing law, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by

New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest per annum on a simple interest basis is 16% on investments below $250,000 and 25% on investments from $250,000 to $2,500,000.

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset weekly, on the third Wednesday of March, June, September and December of each year, in the case of Floating Rate Notes which reset daily or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year, in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at Maturity. If an Interest Payment Date (other than an Interest Payment Date at Maturity) with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue from and after such Maturity. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

    Unless otherwise specified in the applicable Pricing Supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, as the case may be, to but excluding the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes or CD Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and Prime Rate Notes. The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, upwards if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .9876545) being rounded to 9.87655% (or .987655) and
9.876544% (or .9876544) being rounded to 9.87654% (or .987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).

    Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date, will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next suceeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    COMMERCIAL PAPER RATE NOTES. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage rounded to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                             D X 360
Money Market Yield =   -------------------     X 100
                          360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank-discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    PRIME RATE NOTES. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 365 or 366 days, as the case may be, as of the close of business on such Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent. If fewer than three such quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

    LIBOR NOTES. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions: On each LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If such rate does not so appear on the Telerate Page 3750, the rate in respect of such LIBOR Interest Determination Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market, selected by the Calculation Agent at approximately 11:00 A.M., London time, on the LIBOR Interest Determination Date next preceding the relevant Interest Reset Date, to prime banks in the London interbank market for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent (which may include one or more of the Agents or their affiliates), at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, if the aforesaid rate cannot be determined by the Calculation Agent, LIBOR in respect of such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

    "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices relating to LIBOR).

    TREASURY RATE NOTES. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the auction average rate, expressed as a Bond Equivalent Yield (calculated as described below), for such auction as otherwise announced by the United States Department of the Treasury. If the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or announced as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity, expressed as a Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing

Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate then in effect on such Treasury Interest Determination Date.

    "Bond Equivalent Yield" shall be a yield calculated in accordance with the following formula:

                                D X N
Bond Equivalent Yield =  -------------------     X 100
                            360 - (D X M)

where "D" refers to the per annum rate for Treasury bills, quoted on a bank-discount basis and expressed as a decimal; "N" refers to the actual number of days in the year for which interest is being calculated; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified in the Federal Funds Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

    CD RATE NOTES. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified in the CD Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of the opening of business, New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

INDEXED NOTES

    Notes may be issued as Indexed Notes, as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Note depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional tax considerations will be described in the applicable Pricing Supplement.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a currency or currency unit other than U.S. dollars, the following provisions shall apply, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

    Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

    Unless otherwise provided in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

    Notes denominated in Specified Currencies other than ECUs will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated except as otherwise specified in the applicable Pricing Supplement.

CURRENCIES

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into the Specified Currencies and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent may at its discretion arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Notes. Each such conversion, if any, will be made on such terms and subject to such conditions, limitations and charges as the person making such conversion may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Notes.

    Specific information about the foreign currency or currency units in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be contained in the applicable Pricing Supplement.

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of and interest on Foreign Currency Notes are payable by the Company in U.S. dollars. However, unless otherwise specified in the applicable Pricing Supplement, the holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below. Unless otherwise specified in the applicable Pricing Supplement, the Exchange Rate Agent will determine the rate of conversion for all payments of principal of and interest on Foreign Currency Notes to U.S. dollars. "Exchange Rate Agent" means the agent appointed by the Company to make such determinations. Unless otherwise specified in a Pricing Supplement, the Exchange Rate Agent shall be Citibank, N.A.

    Unless otherwise specified in the applicable Pricing Supplement, any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the indicative spot quotation which will yield the largest number of U.S. dollars upon conversion of the Specified Currency, out of indicative spot quotations in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) obtained from Reuters or, if quotes from Reuters are not available, the Telerate foreign exchange quotation service for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date; PROVIDED HOWEVER, that if fewer than three such quotes are available, such dollar amount shall be based on an applicable rate published by the Federal Reserve Bank of New York. If such bid quotations and such rate published by the Federal Reserve Bank are not available, payments will be made in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, all currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

    Unless otherwise specified in the applicable Pricing Supplement, a holder of Foreign Currency Notes may elect to receive payment of the principal of and interest on the Notes in the Specified Currency by transmitting a written request for such payment to the corporate trust department of Citibank, N.A. in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Such request shall be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to Citibank, N.A. in the Borough of Manhattan, The City of New York, but written notice of any such revocation must be received by Citibank, N.A. in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Interest on and principal of Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and elsewhere in this Prospectus Supplement for interest on and principal of Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be paid by a check drawn on an account maintained at a bank outside the United States, unless other arrangements have been made. The principal of Foreign Currency Notes paid in the Specified Currency, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds by wire transfer to such account maintained with a bank outside the United States (unless other arrangements have been made) as shall have been designated at least sixteen days prior to Maturity by the holders thereof so long as such Foreign Currency Notes are presented to the Trustee or the Paying Agents designated in the applicable Pricing Supplement in time for the Trustee or such Paying Agents to make such payments in such funds. Any payment of principal or interest required to be made on an Interest Payment Date or at Maturity of a Foreign Currency Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity.

PAYMENT CURRENCY

    If a Specified Currency is not available for the payment of principal or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Foreign Currency Risks--Exchange Rates and Exchange Controls". "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currencies as certified for customs purposes by the Federal Reserve Bank of New York.

                             FOREIGN CURRENCY RISKS

GENERAL

    EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Notes that are denominated in a Specified Currency entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the currency specified in a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A CURRENCY UNIT AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

    GOVERNING LAW AND JUDGMENTS. The Notes will be governed by and construed in accordance with the laws of the State of New York. An amendment to the Judiciary Law of the State of New York adopted in 1987 provides that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

    EXCHANGE CONTROLS AND AVAILABILITY OF SPECIFIED CURRENCY. Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's Maturity. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."

    Information concerning exchange rates for the Specified Currency in which principal of, premium, if any, and interest on the Notes is payable, as against the U.S. dollar at selected times during the last five years, as well as exchange controls affecting such currencies, will be set forth in the applicable Pricing Supplement. The information concerning exchange rates will be furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal United States Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible United States Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes and currencies or composite currencies other than U.S. dollars ("Foreign Currency") held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes (or Foreign Currency) as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-United States Holders", this summary is not applicable to non-United States persons not subject to United States Federal income tax on their worldwide income. This summary is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or Holders thereof, and it does not discuss the tax treatment of Notes denominated in certain hyperinflationary currencies or dual currency Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

    In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States,
(ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "United States Holder") as ordinary income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under "Foreign Currency Notes", apply.

ORIGINAL ISSUE DISCOUNT

    The following discussion summarizes the United States Federal income tax consequences to United States Holders of Notes issued with original issue discount ("OID") for Federal income tax purposes. United States Holders of a
Note issued with OID generally will be subject to special tax accounting rules provided in the Internal Revenue Code of 1986, as amended (the "Code"). On February 4, 1994, the Treasury Department published final regulations (the "OID Regulations"), which expand and illustrate the rules provided by the Code.

    Special rules apply to OID on a Discount Note that is denominated in Foreign Currency. See "Foreign Currency Notes--Foreign Currency Discount Notes".

    GENERAL. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is greater than a DE MINIMIS amount (as set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

    In general, if the excess of a Note's stated redemption price at maturity over its issue price is DE MINIMIS, then such excess constitutes "DE MINIMIS OID". Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a United States Holder of such a Note will recognize capital gain with respect to such DE MINIMIS OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's DE MINIMIS OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

    In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note, including any Floating Rate Note, will be a Discount Note.

    The Code and the OID Regulations provide rules that require a United States Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the Holder's method of accounting for tax purposes. The amount of OID includible in gross income by a United States Holder of a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the United States Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

    The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price may be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated PRO RATA (on the basis of their relative lengths) between the accrual periods contained in the interval.

    United States Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

    ACQUISITION PREMIUM. A United States Holder that purchases a Discount Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Original Issue Discount--Election To Treat All Interest as Original Issue Discount", is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's purchase price for the Note over the issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's issue price. Alternatively, a United States Holder may elect to compute OID accruals as described under "Original Issue Discount--General" above, treating the United States Holder's purchase price as the issue price.

    OPTIONAL REDEMPTION. If the Company has an option to redeem a Discount Note, or the Holder has an option to cause a Discount Note to be repurchased, prior to the Discount Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Discount Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Discount Note (the "redemption price") as the stated redemption price at maturity, the yield on the Discount Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Discount Note's adjusted issue price on that date.

    SHORT-TERM NOTES. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis United States Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities and cash basis United States Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on a straight-line basis or, at the election of the United States Holder, under the constant yield method (based on daily compounding). In the case of United States Holders not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

    Any United States Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the United States Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

NOTES PURCHASED AT A PREMIUM

    Under the Code, a United States Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium", in which case the amount of qualified stated interest required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

NOTES PURCHASED AT A MARKET DISCOUNT

    A Note, other than a Short-Term Note, will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a United States Holder purchased the Note is less than the Note's issue price, subject to a DE MINIMIS rule similar to the rule relating to DE MINIMIS OID described under "Original Issue Discount--General".

    In general, any partial payment of principal or any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Market discount accrues on a straight-line basis unless the United States Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

    The market discount rules do not apply to a Short-Term Note.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    Any United States Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, DE MINIMIS OID, market discount, acquisition discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

    In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing United States Holder as of the beginning of the taxable year in which the election is made or any such debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing United States Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

    A United States Holder's tax basis in a Note generally will equal its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to DE MINIMIS OID included in the United States Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A United States Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the United States Holder's tax basis in the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Original Issue Discount--Short-Term Notes" or "Market Discount" or below under "Foreign Currency Notes--Exchange Gain or Loss", and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

FOREIGN CURRENCY NOTES

    INTEREST PAYMENTS. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis United States Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a
Note) determined by reference to a Foreign Currency, an accrual basis United States Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis United States Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an accrual basis United States Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and may not be revoked without the consent of the IRS.

    EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

    FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder. Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

    AMORTIZABLE BOND PREMIUM. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency, and amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a United States Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

    MARKET DISCOUNT. Market discount is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing United States Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the United States Holder held the Note), and exchange gain or loss is determined on maturity or disposition of the Note (as the case may be) in the manner described above under "Foreign Currency Notes--Interest Payments" with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method Holder.

    EXCHANGE GAIN OR LOSS. Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

INDEXED NOTES

    The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to currency indexed notes or other indexed Notes.

NON-UNITED STATES HOLDERS

    Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by the Company or any agent of the Company (acting in its capacity as such) to any Holder of a Note that is not a United States Holder (a "Non-United States Holder") will not be subject to United States Federal withholding tax, provided, in the case of interest (including OID), that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-United States Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company (directly or indirectly) through stock ownership and
(iii) either (A) the Non-United States Holder certifies to the Company or its agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the Non-United States Holder by it or by another financial institution and furnishes the payor with a copy thereof.

    If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such Holder timely furnishes the required certification to claim such exemption), may be subject to United States Federal income tax on such interest (or OID) in the same manner as if it were a United States Holder. In addition, if the Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such Holder if such interest (or OID) is effectively connected with the conduct by such Holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a Holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from United States Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-United States Holder will not be subject to United States Federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of the Non-United States Holder and (ii) in the case of an individual, such Non-United States Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    Notes held by an individual who is neither a citizen nor a resident of the United States for United States Federal tax purposes at the time of such individual's death will not be subject to United States Federal estate tax, provided that the income from such Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States Federal withholding tax (without regard to the certification requirements) described above.

    Recently proposed Treasury regulations, generally effective for payments made after December 31, 1997, could affect the procedures to be followed by a Non-United States Holder in establishing eligibility for a withholding tax reduction or exemption.

    PURCHASERS OF NOTES THAT ARE NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, the Company is required to provide the Internal Revenue Service (the "IRS") with certain information, including the Holder's name, address and taxpayer identification number (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain United States Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

    In the event that a United States Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including
OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-United States Holder of a Note if such Holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Holders" above, or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the Holder is a United States person or that the conditions of any exemption are not in fact satisfied).

    Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Under the terms of a Distribution Agreement to be entered into by the Company and the Agents (the "Distribution Agreement"), the Notes may be offered on a continuing basis by the Company through the Agents, which have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will pay an Agent a commission ranging from .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent, as agent. The commission payable by the Company to the Agents with respect to Notes with maturities greater than thirty years will be negotiated at the time the Company issues such Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company reserves the right to sell Notes at or above par directly on its own behalf to investors. No commission will be payable to the Agents on any such sales. The Company may also sell Notes at or above par to any Agent, acting as principal, for resale to one or more investors at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent, or for resale to broker-dealers, with a concession being given to such Agent for the resale price of the Notes. The offering and selling terms for such resale may be varied by such Agent. The Company may appoint other persons to act as its agents pursuant to the Distribution Agreement for purposes of soliciting offers to purchase Notes. The Company also reserves the right to sell Notes through agents other than pursuant to the Distribution Agreement where offers to purchase are received through such agents on an unsolicited basis. Settlement of such sales will be on substantially the same terms and conditions as contained in the Distribution Agreement, including commissions.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be in The City of New York in immediately available funds.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under such Act. The Company has agreed to reimburse the Agents for certain expenses.

    Each of the Agents may, from time to time, purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

    The Agents and certain of their affiliates have engaged and may engage in the future in transactions (including investment banking and commercial banking transactions) with and perform services for the Company and certain of its affiliates in the ordinary course of business. In addition, Citicorp Securities, Inc., one of the Agents, is an affiliate of the Trustee.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
                   PROSPECTUS SUPPLEMENT
Ratios...........................................        S-2
Description of the Medium-Term Notes.............        S-2
Special Provisions Relating to Foreign Currency
 Notes...........................................       S-11
Foreign Currency Risks...........................       S-13
Certain United States Federal Income Tax
 Consequences....................................       S-14
Plan of Distribution.............................       S-21
                         PROSPECTUS
Available Information............................          2
Incorporation of Certain Documents by
 Reference.......................................          2
The Company......................................          3
Use of Proceeds..................................          4
Ratios...........................................          4
Description of Debt Securities...................          4
Description of Capital Stock.....................         18
Description of Securities Warrants...............         23
Plan of Distribution.............................         24
Legal Matters....................................         26
Experts..........................................         27

                                  Ashland Inc.

                               U.S. $220,000,000

                               Medium-Term Notes,
                                    Series H

                             PROSPECTUS SUPPLEMENT

                                CS First Boston

                              Salomon Brothers Inc

                           Citicorp Securities, Inc.

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